Exhibit 5.1

KeyCorp OH-01-27-0200 127 Public Square Cleveland, OH 44114-1306 Daniel R. Stolzer Vice President and Deputy General Counsel Phone: (216) 689-4110 Fax: (216) 357-6515

October 23, 2007

KeyCorp,

127 Public Square

Cleveland, Ohio 44114

Ladies and Gentlemen:

I am Deputy General Counsel and Vice President of KeyCorp, an Ohio corporation (“Key”), in connection with the merger of U.S.B. Holding Co., Inc., a Delaware corporation (“USB”), with and into KYCA LLC, a Delaware limited liability company and the direct wholly-owned subsidiary of Key (the “Merger Sub”), with the Merger Sub as the surviving entity of such merger (the “Merger”), pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of October 22, 2007 (the “Merger Agreement”), by and among Key, the Merger Sub, and USB.

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 11,908,268 common shares, par value $1.00 per share (the “Shares”), of Key, I have examined (i) the Merger Agreement (and exhibits thereto), (ii) the registration statement on Form S-4 (and exhibits thereto) relating to the Shares as filed with the Securities and Exchange Commission on October 23, 2007 (the “Registration Statement”), (iii) Key’s Amended and Restated Articles of Incorporation, (iv) Key’s Amended and Restated Regulations, and (v) relevant corporate records, certificates and other documents. In rendering this opinion, I have relied as to certain factual matters on information obtained from public officials, officers of Key and other sources believed by me to be responsible. In addition, I have assumed (i) the authenticity of all original documents and records, (ii) the conformity of all documents and records submitted to me as conformed copies or photocopies of original documents, and (iii) that all persons executing agreements, instruments or documents examined or relied on by me had the capacity to sign such agreements, instruments or documents and all such signatures are genuine.

Subject to the foregoing, and having satisfied myself as to such other questions of law as I have considered necessary or appropriate for purposes of this opinion, it is my opinion that when the Registration Statement has become effective under the Act, and the Shares have been duly issued and delivered as provided in the

Merger Agreement and as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States, and the laws of the State of Ohio, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Validity of Securities” in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Daniel R. Stolzer

Daniel R. Stolzer